EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 15th day of August, 2006, is entered into by and between Orion Ethanol, LLC, a Kansas Limited Liability Company (the “Company”) and Patrick N. Barker (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as Chief Executive Officer of the Company, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

2. Term. The term of Executive’s employment by the Company under this Agreement shall commence on August 16, 2006 (the “Effective Date”) and terminate on August 15, 2008 (the “Employment Period”); provided, however, that commencing on the one-year anniversary of the Effective Date and each annual anniversary of such date (the “Renewal Date”), the Employment Period shall be automatically extended so as to terminate two (2) years from such Renewal Date. If, at least 90 days prior to the Renewal Date, the Company gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and expire. The Employment Period may be sooner terminated under Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, Executive will report directly to the Board of Directors of the Company. Executive shall perform all services reasonably required by the standards of the ethanol industry to fully execute the duties and responsibilities associated with such position. Executive will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 11(a), (b) or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

4. Place of Performance. Executive’s place of employment will be the Company’s principal executive offices in Pratt, Kansas.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company will pay Executive a base salary of not less than $300,000.00 per year (“Base Salary”), in approximate equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board. In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Incentive Bonus. The Board shall establish a bonus program for Executive during each year of the Employment Period.

(c) Welfare, Pension and Incentive Benefit Plans; Reimbursement for COBRA Coverage. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers.

6. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 7(a)) is given after such six (6) month period, and Executive does not return to the substantial performance of his duties on a full-time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company.

(c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of Executive by a federal or state court of competent jurisdiction or a plea of no contest to a felony which relates to Executive’s employment at the Company; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company; or (iii) Executive’s “willful” failure to follow a direct lawful written order from the Board of Directors of the Company, within the reasonable scope of Executive’s duties, which failure is not cured within thirty (30) days. Further, for purposes of this Subsection (c):

(1) No act or failure to act on Executive’s part shall be deemed “willful” unless done or omitted to be done by Executive, not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

(2) Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board of Directors of the Company, at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors Executive was guilty of the conduct set forth in clauses (i), (ii), or (iii) above and specifying the particulars thereof in detail.

(d) Good Reason. Executive may terminate his employment for “Good Reason” by providing Notice of Termination to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement:

(1) the assignment to Executive of any duties materially and adversely inconsistent with Executive’s status as Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive’s authority, duties or responsibilities;

(2) the reduction by the Company of Executive’s Base Salary;

(3) the requirement that Executive be based at any office or location that is more than 100 miles from the Company’s current location in Pratt, Kansas except for travel reasonably required in the performance of Executive’s responsibilities; or

(4) the failure of any successor to the Company to assume this Agreement pursuant to Section 15.

(e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 8(a) hereof.

(f) Voluntary Termination. Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then, Executive shall only be entitled to compensation and benefits as described in Section 8(b) hereof.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 17. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 6(d), the date provided in such Section, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below. Executive agrees that the Company has the right to deduct any amounts owed by Executive to the Company for any reason, including, without limitation, Executive’s misappropriation of Company funds, from the payments set forth in this Section 8.

(a) Termination by Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) the Company will pay to Executive within 75 days of the Date of Termination in a single lump sum payment (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) an amount equal to his Base Salary multiplied by two (2.0);

(ii) the Company will pay to Executive within 75 days of the end of the year in which the Date of Termination occurs, the product of (i) the annual bonus that would have otherwise been paid at the end of the year in which the Date of Termination occurs and (ii) a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365;

(iii) the Company will maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of twelve (12) months following the Date of Termination, the medical, hospitalization, and dental programs in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. If Executive (or his spouse and/or his dependents, as applicable) cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”). However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

(iv) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(v) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company

(b) Termination by Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

(i) the Company will pay Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, as soon as practicable following the Date of Termination;

(ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Company will (A) pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices;

(ii) the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(d) Death. If Executive’s employment is terminated by his death, the Company will pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary as of the date of death, accrued vacation and unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination.

9. Obligations of the Company Following a Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control, Executive may terminate employment for any reason following his continued employment for twelve (12) months after the effective date of the Change of Control, and such termination shall be deemed to be a termination for Good Reason for all purposes of this Agreement, including provisions of Section 8(a). For purposes of this Agreement, Change of Control shall mean

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) under the Securities Exchange Act of 1934, as amended) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) on such date; or

(b) individuals who, on September 30, 2006, constitute the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on September 30, 2006, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company then in office; or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of more than 50% of the combined assets of the Company to any Person other than a wholly-owned subsidiary of the Company, the Existing Stockholders or any Affiliate thereof; or

(d) the adoption of a plan of liquidation or dissolution of the Company;

provided, that the following events shall not constitute a Change of Control:

(i) the acquisition of shares of Voting Stock by the Company or any of its majority or wholly-owned subsidiaries;

(ii) the acquisition of shares of Voting Stock by any employee benefit plan (or trust) sponsored or maintained by the Company;

(iii) any transfer of Voting Stock by gift, devise or descent by an Existing Stockholder to or by any spouse, parent, grandparent, child, grandchild or trust established or maintained for the benefit of any such persons; or

(iv) the acquisition of shares of Voting Stock by any Existing Stockholder or by any spouse, parent, grandparent, child, grandchild or trust established or maintained for the benefit of any such persons.

The term “Existing Stockholder” when used in reference to the Company means those individuals listed as shareholders of the Company on Exhibit ___ of the Shareholders Agreement, dated August 16, 2006 and any of their respective spouses, parents, grandparents, children, grandchildren, and/or any trust established or maintained for either of such persons.

As used herein, the term “Voting Stock” means capital stock of the Company of any class or kind ordinarily having the power to vote for the election of directors of the Company.

10. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

11. Confidential Information; Non-Solicitation.

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, processes, site development, customer lists or employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Employment Period, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such a Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the ethanol industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b) Non-Solicitation. Executive shall not, during the Employment Period or for the eighteen month-period following Executive’s termination of employment (the “Covered Period”), either personally or by or through his agent or by letters, circulars or advertisements and whether for himself or on behalf of any other person, seek to persuade any employee of the Company or any affiliated entity or any Person who was an employee of the Company or any affiliated entity during the Covered Period, to discontinue his or her status or employment with the Company or such affiliated entity or to become employed in a Competitive Business. Additionally, Executive shall not, for himself or on behalf of any person, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity who was a customer of the Company during the Covered Period.

(c) Noncompete. Executive shall not while employed by the Company and for the twenty-four-month period immediately after Executive ceases to be employed by the Company, without the prior written consent of the Company, either directly or indirectly, perform any services (whether advisory, consulting, employment or otherwise) for, invest in or otherwise become associated with in any capacity, any person, corporation, partnership or other entity which engages in a Competitive Business (as defined below); provided, however, that nothing herein shall prevent Executive from purchasing and holding for investment less than 2% of the shares of any corporation, the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market. For purposes of this Agreement, “Competitive Business” means a business engaged in the operation of a corn dry-mill ethanol plant in the United States.

(d) Obligations of Executive Upon Termination. Upon termination of this Agreement for any reason, Executive shall return to the Company all documents and copies of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, in the event Executive’s employment is terminated for Cause, Executive shall resign from all offices and positions held with the Company.

(e) Remedies. Executive acknowledges and understands that paragraphs 11(a), 11(b) and 11(c) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating paragraphs 11(a), 11(b) and 11(c) hereof.

(f) Continuing Operation. Except as specifically provided in this Section 11, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 11.

(g) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company related to the subject of this Section 11.

12. Release. Executive agrees, if his employment is terminated under circumstances entitling him to payments under Section 8(a) of this Agreement, that in consideration for the payments described in Section 8(a), he will execute a General Release in substantially the form of Exhibit A attached hereto, through which Executive releases the Company from any and all claims as may relate to or arise out of his employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement). The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to the Company at the time of execution.

13. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. In addition, during the term of this Agreement and for a period of three years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a Company-held directors and officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. Provided, in no event will the obligation of the Company to indemnify Executive or provide directors and officers insurance to Executive under this Section 13 be less than the obligation and insurance coverage which the Company provided to Executive immediately prior to the occurrence of a Change of Control.

14. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Wichita, Kansas unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this Agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 11. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute. Such reimbursement will be made as soon as practicable following the final, non-appealable resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

15. Agreement Binding on Successors.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined, and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

16. Maximum Payments by the Company. It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Therefore, in the event it is determined that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Executive under this Agreement are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) Executive’s Net After-Tax Benefit assuming application of the 4999 Limit with (y) Executive’s Net After-Tax Benefit without the application of the 4999 Limit and Executive shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which Executive receives or is then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to Executive. The costs of obtaining this determination shall be borne by the Company.

17. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address
evidenced on the Company’s
payroll records.

If to the Company:

Orion Ethanol, LLC
307 S. Main
Pratt, Kansas 67124

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

18. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

19. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas without regard to its conflicts of law principles.

20. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

23. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ORION ETHANOL, LLC, a Kansas Limited Liability Company

By: ____________________________________ ________________, ___________________

“COMPANY”

“EXECUTIVE”

EXHIBIT A

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the Employment Agreement between you and Orion Ethanol, LLC dated August 15, 2006, 2006 (the “Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment, _________________.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Orion Ethanol, LLC, Attention: _______________, 307 S. Main, Pratt, Kansas 67124, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by Orion Ethanol, LLC and the separation benefits I will receive as reflected in the Employment Agreement between me and Orion Ethanol, LLC dated August 15, 2006 (the “Agreement”), I hereby release and discharge Orion Ethanol, LLC and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Company, or on any of the Company’s obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this ___ day of __________, ____.

Patrick N. Barker

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